Exhibit 3.4
AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
SB ENERGY, INC.
SB Energy, Inc., a for-profit corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:
A.The Corporation was originally formed as a limited liability company under the laws of the State of Delaware under the name “SE Global Holdings, LLC” on January 23, 2024.
B.SE Global Holdings, LLC converted into a corporation incorporated under the laws of the State of Delaware under the name “SE Global Holdings, Inc.” (the “Delaware Corporation”) on July 10, 2026, with its principal place of business at 3 Lagoon Dr., Suite 280, Redwood City, CA 94065.
C.The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “SE Global Holdings, Inc.” on August 28, 2026, pursuant to a plan of conversion, under which the Delaware Corporation converted to the Corporation.
D.The Corporation was renamed “SB Energy, Inc.” on August 31, 2026.
E.The file number issued to the Corporation by the Secretary of State of the State of Texas is 806771298.
F.This Amended and Restated Certificate of Formation accurately states the text of the Corporation’s existing Certificate of Formation being restated, as previously amended, restated and corrected (the “Existing Certificate of Formation”), except for the information permitted to be omitted by the applicable provisions of the Texas Business Organizations Code, as it now exists or may hereafter be amended and supplemented (the “TBOC”).
G.Each new amendment contained in this Amended and Restated Certificate of Formation has been made in accordance with the provisions of the TBOC. This Amended and Restated Certificate of Formation and all previous amendments to the Existing Certificate of Formation have been approved in the manner required by the TBOC and by the governing documents of the Corporation.
H.The Existing Certificate of Formation is hereby restated and superseded by this Amended and Restated Certificate of Formation, and this Amended and Restated Certificate of Formation does not contain any change in the Existing Certificate of Formation other than the amendments effected hereby and the information omitted as permitted by the TBOC.
ARTICLE I
The name of the Corporation is SB Energy, Inc. The Corporation is a for-profit corporation.
ARTICLE II
The name of the Corporation’s initial registered agent in the State of Texas is Corporation Service Company dba CSC – Lawyers Incorporating Service Company. The address of the Corporation’s initial registered office is 211 East 7th Street, Suite 620, Austin, Texas 78701. The initial mailing address of the Corporation is 3 Lagoon Dr., Suite 280, Redwood City, California 94065.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the TBOC.
ARTICLE IV
CAPITAL STOCK
A.Authorized Capital Stock. The total number of shares of capital stock which the Corporation is authorized to issue is [  ] shares comprised of three classes as follows: (i) [  ] shares of common stock, having a par value of $0.0001 per share (the “Common Stock”), (ii) [ ] shares of Class N Common Stock, having a par value of $0.0001 per share (the “Class N Common Stock”), and (iii) [  ] shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).
B.Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Common Stock, Class N Common Stock or Preferred Stock may from time to time be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon (or, if the TBOC is amended to authorize corporate action implementing the following voting standard, by the affirmative vote of a majority of the votes cast by the holders of then-outstanding shares of capital stock of the Corporation entitled to vote thereon), unless a vote of any such holder is required pursuant to this Certificate of Formation (including any statement of resolution relating to any series of Preferred Stock). Except as otherwise required by this Certificate of Formation (including Part D of Article IV or any statement of resolution relating to any series of Preferred Stock), and notwithstanding any provision of the TBOC to the contrary, (a) all classes or series of stock are entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any “fundamental action” or “fundamental business transaction” as defined in the TBOC, and (b) the approval of a “fundamental action” or “fundamental business transaction” as each such term is defined in the TBOC requires the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that, if the TBOC is amended to authorize corporate action implementing the following voting standard, the approval of any such action shall thereafter require the affirmative vote of a majority of the votes cast by the holders of then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. When voting as a single class, shares of a class or series of shares that do not otherwise have the right to vote under this Certificate of Formation (including, for the avoidance of doubt, the Class N Common Stock) shall be treated as having no votes in the vote as a single class on that matter, in accordance with the TBOC.
C.COMMON STOCK.
Subject to and qualified by all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Certificate of Formation (including any statement of resolution relating to any series of Preferred Stock):
1.Voting Rights.

(a)Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the shareholders, each holder of Common Stock shall be entitled to one (1) vote for each such share held by such holder as of the record date for determining shareholders entitled to vote on such matter. Notwithstanding the foregoing, except as otherwise required by law, holders of shares of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Formation (including any statement of resolution relating to any series of Preferred Stock) that relates solely to the terms of the Preferred Stock or one or more outstanding series thereof if the holders of such Preferred Stock or series thereof are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Formation (including any statement of resolution relating to any series of Preferred Stock) or under the TBOC.
(b)Cumulative Voting. Unless required by law, there shall be no cumulative voting.
2.Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of any Distribution, Distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine.
D.CLASS N COMMON STOCK
1.Designation and Rank. Except as otherwise expressly provided in this Part D, the Class N Common Stock shall have the same rights, powers, preferences and privileges as, and shall rank equally, share ratably and be identical in all respects with, the Common Stock, including with respect to any Distribution and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation, unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of each class, voting as separate classes. A Distribution payable in shares of Common Stock or Class N Common Stock shall be paid in kind to each class and shall be deemed to satisfy the foregoing so long as it is paid ratably on a per share basis.
2.Voting Rights. Except as otherwise required by the TBOC or expressly provided in this Certificate of Formation, holders of Class N Common Stock shall have no voting rights and shall not be included in the total voting power of the outstanding capital stock of the Corporation entitled to vote for any purpose under this Certificate of Formation.
3.Conversion. Each share of Class N Common Stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock (such ratio, as adjusted as provided below, the “Conversion Ratio”) (a) at the option of the holder, at any time, upon at least 60 days’ written notice to the Corporation or the transfer agent of the Corporation stating the number of shares being converted and the name or names in which the shares of Common Stock are to be issued or registered, or (b) automatically, without further action by the holder, upon any sale, assignment, transfer or other disposition of such share, whether or not for value and whether voluntary, involuntary or by operation of law, to any person other than an Affiliate of the holder; provided, that no automatic conversion shall occur by reason of any purported transfer that is not effective under Part G of this Article IV. The Conversion Ratio shall be equitably adjusted to reflect any stock split, stock dividend, subdivision, combination, reclassification, recapitalization or similar event affecting the Common Stock or the Class N Common Stock.
4.Mechanics of Conversion; Fractional Shares. A conversion at the option of a holder shall be deemed effective immediately prior to the close of business on the first day on which the principal national securities exchange on which the Common Stock is then listed is open for trading that is on or after the sixty-first (61st) day following the date on which the Corporation or its transfer agent receives the written notice required by this Part D, and an automatic conversion shall be deemed effective at the time of the event giving rise to such conversion. Each stock certificate (if any) representing shares of Class N Common Stock shall thereafter represent an equal number of whole shares of Common Stock into which such shares have been converted, without the need for surrender or exchange thereof. No fractional shares of Common Stock shall be issued upon conversion of the Class N Common Stock. In lieu of any fractional share, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of Common Stock as determined in good faith by the Board, based on the total number of shares of Class N Common Stock being converted.
5.Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, a number of shares sufficient to effect the conversion of all outstanding shares of Class N Common Stock, and shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock if at any time such number is not sufficient.
E.PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board as hereinafter provided. For all purposes, this Certificate of Formation shall include each statement of resolution (if any) setting forth the terms of a series of Preferred Stock.
Authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a statement of resolution relating thereto in accordance with the applicable law of the State of Texas, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption rights and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the TBOC. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Formation (including any statement of resolution relating to such series of Preferred Stock). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Formation (including any statement of resolution relating to such series of Preferred Stock).

F.STOCK SPLIT
Upon the filing and effectiveness of this Certificate of Formation with the Secretary of State of the State of Texas (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall be automatically converted into [ ] validly issued, fully paid and nonassessable shares of Common Stock without any further action by the Corporation or the holder of such shares of Old Common Stock (the “Common Stock Split”). Each stock certificate representing shares of Old Common Stock shall thereafter represent a number of whole shares of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to the Common Stock Split, until the same shall be surrendered to the Corporation. No fractional shares of Common Stock shall be deliverable upon the Common Stock Split. Shareholders who otherwise would have been entitled to receive any fractional share of Common Stock pursuant to the Common Stock Split, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional share as of the Effective Time. Whether or not fractional shares would be issuable upon the Common Stock Split shall be determined on the basis of the total number of shares of Old Common Stock held by such holder immediately prior to the Effective Time and the aggregate number of shares of Common Stock issuable to such holder upon such Common Stock Split. All share numbers, dollar amounts and other provisions set forth in this Article IV give effect to the Common Stock Split.
Each share of Class N Common Stock issued and outstanding immediately prior to the Effective Time shall be subject to the Common Stock Split on the same basis and in the same ratio as the Common Stock, and the provisions of this Part F shall apply to the Class N Common Stock mutatis mutandis, so that the Conversion Ratio set forth in Part D of this Article IV is preserved.
G.RESTRICTIONS ON TRANSFERS
1.Restricted Transfers. Except through a Secondary Market Transaction, no person shall purchase or otherwise acquire, and no shareholder of the Corporation shall transfer to any person, shares of Common Stock or Class N Common Stock such that, after giving effect to such purchase, acquisition or other transfer (a “Restricted Transfer”), the holdings of the transferee, together with those of its FERC Affiliates, would equal or exceed the Utility Control Threshold or include (a) such person obtaining the right to appoint a non-Independent board member to the Board or (b) an appointment of a non-Independent board member affiliated or otherwise associated with such person to the Board, without the prior written consent of the Board.
2.Purported Transfer in Violation of Restrictions. Unless the approval of the Board is obtained with respect to a Restricted Transfer, such purported Restricted Transfer shall not be effective to transfer record, beneficial, legal or any other ownership of such Common Stock or Class N Common Stock, and the transferee shall not be entitled to any rights as a shareholder of the Corporation with respect to the Common Stock or Class N Common Stock purported to be purchased, acquired or transferred in the Restricted Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto).
Certain Definitions. For purposes of this Part G:
“Company Public Utility” means any direct or indirect subsidiary of the Corporation that is a “public utility” (as that term is defined in the Federal Power Act).

“FERC Affiliate” means any person that is an “affiliate” (as such term is defined in 18 C.F.R. § 35.36(a)(9)) of another person prior to the effective date of the Restricted Transfer.
“Secondary Market Transaction” means a purchase or sale of the Common Stock by a third-party investor (i) occurring on the New York Stock Exchange, Nasdaq or any other national securities exchange on which the Common Stock is then listed, (ii) to which neither the Corporation nor any of its subsidiaries is a party, (iii) over which neither the Corporation nor any of its subsidiaries has control, and (iv) of which neither the Corporation nor any of its subsidiaries would, in the ordinary course, have prior notice. A Secondary Market Transaction does not include, among other things, any reacquisition of Common Stock by the Corporation.
“Utility Control Threshold” means holdings such that: (i) a person, collectively with its FERC Affiliates, directly and/or indirectly owns, controls and/or holds with power to vote 10% or more of the Corporation’s outstanding voting securities; or (ii) the sum of the following equals or exceeds 10%: (A) the percentage of the Corporation’s voting securities directly and/or indirectly owned, controlled or held with power to vote by such person, collectively with its FERC Affiliates, plus (B) the percentage of any Company Public Utility’s voting securities directly and/or indirectly owned, controlled or held with power to vote by such person, collectively with its FERC Affiliates, other than through the Corporation. The percentages of a given entity’s voting securities to be determined for purposes of the preceding sentence shall be calculated based on the voting power of the relevant voting securities.
ARTICLE V
The following terms, where used in this Certificate of Formation, shall have the meanings ascribed to them in this Article V, and other terms defined elsewhere in this Certificate of Formation shall have the meanings given to them where so defined:
“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including any partner, officer, director or member of the specified Person and, if the specified Person is a private equity fund, any investment fund now or hereafter managed by, or which is controlled by or is under common control with, one or more general partners of the specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of securities, by contract or otherwise. For the avoidance of doubt, “Affiliates” of SBG shall include (i) investment funds managed by SBG’s Affiliates and/or (ii) any investment fund consented to as an Affiliate by the Corporation.
“Beneficially Own” (and correlative terms such as “Beneficial Ownership” and “Beneficial Owner”) has the meaning ascribed to such term in Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the date of the filing of this Certificate of Formation.
“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Certificate of Formation.
“Distribution” means (i) any dividend of cash, property or shares of the Corporation’s capital stock payable to holders of shares of the Corporation’s capital stock; and (ii) any distribution to holders of shares of the Corporation’s capital stock following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Independent” means, with respect to any director, a person meeting the independence standards of the principal national securities exchange on which the Common Stock is then listed and, where applicable, Rule 10A-3 or Rule 10C-1 under the Exchange Act, in each case as determined by the Board.
“OpenAI” means OpenAI Infra Holdings, LLC, together with its affiliated entities invested in the Corporation.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).
“SBG” means SoftBank Group Corp., together with its affiliated entities invested in the Corporation.
“Shareholders Agreement” means that certain Shareholders Agreement, dated on or about the date hereof, by and among the Corporation, SoftBank Group Corp. and the other parties thereto, as it may be amended, amended and restated or otherwise modified from time to time in accordance with its terms.
“Threshold Date” means the first date on which SBG ceases to Beneficially Own at least 33% of the then-outstanding Common Stock (excluding any shares of Common Stock reacquired by the Corporation and held as treasury stock).
“voting stock” means the shares of capital stock of the Corporation entitled to vote generally in the election of directors. For the avoidance of doubt, the Class N Common Stock is not voting stock except to the extent voting rights are required by the TBOC.
ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, until the Threshold Date, the directors of the Corporation shall be elected annually at the annual meeting of shareholders. From and after the Threshold Date, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. The directors in office immediately following the Threshold Date shall constitute the initial classes, and the Board shall, by resolution adopted at or before the first annual meeting of shareholders following the Threshold Date, designate such directors as Class I, Class II and Class III in such manner that the classes are as nearly equal in number as possible. The initial Class I directors shall serve for a term expiring at the first annual meeting of shareholders following the Threshold Date; the initial Class II directors shall serve for a term expiring at the second annual meeting of shareholders following the Threshold Date; and the initial Class III directors shall serve for a term expiring at the third annual meeting of shareholders following the Threshold Date. At each annual meeting of shareholders of the Corporation beginning with the first annual meeting of shareholders following the Threshold Date, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Upon such classification, the directors nominated by SBG pursuant to the Shareholders Agreement shall be allocated among the three classes as nearly equally as possible and, to the extent any such allocation is not equal, as SBG shall direct.
B.Except as otherwise expressly provided by the TBOC, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The initial number of directors which shall constitute the whole Board shall be nine (9). Subject to the following sentence, the number of directors that constitutes the entire Board shall be fixed solely in accordance with the Bylaws. Notwithstanding the foregoing, the Corporation shall, to the fullest extent permitted by law, comply with its covenants under the Shareholders Agreement relating to the number of directors, and the number of directors of the Corporation may not be changed, whether by amendment to the Bylaws of the Corporation or otherwise, if doing so would violate any such covenant.
C.The names of the members of the Board of Directors serving as of the effectiveness of this Amended and Restated Certificate of Formation are as follows: (1) William Bice; (2) Alex Clavel; (3) Ron Fisher; (4) Rich Hossfeld; (5) Kimberly Johnson; (6) Sachin Katti; (7) Seiichi Morooka; (8) Abhijeet Sathe; and (9) Alexi Wellman. The address of each such director is 3 Lagoon Dr., Suite 280, Redwood City, CA 94065.
D.Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors and the then-applicable terms of the Shareholders Agreement, and notwithstanding Section 21.409(d) of the TBOC, the Board or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote thereon.
E.Subject to any limitations imposed by applicable law, any contractual right of SBG or any other shareholder to nominate a director shall be governed by the Shareholders Agreement and shall not constitute a separate right to elect or designate a director under this Certificate of Formation. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock that may be designated from time to time and the then-applicable terms of the Shareholders Agreement, vacancies resulting from the death, resignation, disqualification or removal of any director and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) a majority of the directors then in office, although less than a quorum, (b) a sole remaining director or (c) by election at an annual or special meeting of shareholders called for that purpose, in each case to the extent permitted by the TBOC; provided, that, any vacancy related to a directorship entitled to be filled by a nominee of a shareholder pursuant to the terms and conditions of the Shareholders Agreement shall be filled in accordance therewith. Any director elected or appointed to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred, or in the case of a newly created directorship, until the next annual meeting of shareholders (at which time such person’s term shall expire) and, in each case, until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation, retirement, disqualification or removal.
F.Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of shareholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Formation (including any statement of resolution relating to any such series of Preferred Stock). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided in the statement(s) of resolution in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such statement(s) of resolution, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
G.In furtherance and not in limitation of the powers conferred by the TBOC, the Board is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Formation (including any statement of resolution relating to any such series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the shareholders of the Corporation shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote thereon.
H.The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
A.Until the Threshold Date, any action required or permitted to be taken by the shareholders of the Corporation at an annual or special meeting of the shareholders may only be taken by written consent if such written consent is signed by the holders of outstanding shares of voting stock having not less than the minimum voting power necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Following the Threshold Date, any action required or permitted to be taken by the shareholders of the Corporation at an annual or special meeting of the shareholders may only be taken by written consent if such written consent is signed by the holders of all then-outstanding shares of voting stock entitled to vote on such action. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable statement of resolution relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the TBOC.
B.Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of shareholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board pursuant to a resolution adopted by a majority of the entire Board or the Chairperson of the Board or the President of the Corporation or by holders of outstanding shares of voting stock having not less than 20% of the voting power of all outstanding shares of voting stock entitled to vote at such meeting until the Threshold Date or, following the Threshold Date, not less than 25% of the voting power of all outstanding shares of voting stock entitled to vote at such meeting. If the TBOC is amended to authorize corporate action further eliminating or limiting the ability of shareholders to call special meetings, then the ability of shareholders to call special meetings shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. The Board may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.
C.Advance notice of shareholder nominations for the election of directors and of other business proposed to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE VIII
A.Directors and Officers. To the fullest extent permitted by the TBOC, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the TBOC as the same exists or may hereafter be amended. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended.
B.Amendment or Modification. Any amendment, repeal or modification of this Article VIII or any amendment to the TBOC, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director or officer, as applicable, at the time of such amendment, repeal or modification.
C.To the fullest extent permitted by the TBOC, the Corporation shall have the power to provide, in any manner permitted by the TBOC, rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
D.Preemptive Rights. A shareholder of the Corporation does not have a statutory preemptive right to acquire the Corporation’s unissued or treasury shares.
E.Corporate Opportunities.
1.Renunciation. To the fullest extent permitted by the TBOC, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Covered Opportunity, and waives any claim that any Covered Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its subsidiaries. No Identified Person shall have any duty to communicate or present any Covered Opportunity to the Corporation or any of its subsidiaries, and no Identified Person shall be liable to the Corporation or its shareholders for breach of any fiduciary duty or other duty as a director, officer, employee, or otherwise, solely by reason of the fact that such Identified Person pursues or acquires any

Covered Opportunity for its own account or the account of any Affiliate or other person, or directs, recommends, sells, assigns, or otherwise transfers such Covered Opportunity to any other person or entity.
2.Permissible Activities. Each Identified Person may, and shall have no duty not to, (i) invest in, carry on, and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, shareholder, equityholder, or investor in any person, or as a participant in any syndicate, pool, trust, or association, any business of any kind, nature, or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its subsidiaries, (ii) do business with any client, customer, vendor, or lessor of the Corporation or any of its Affiliates, (iii) employ or otherwise engage any officer or employee of the Corporation or any of its subsidiaries, and/or (iv) make investments in any kind of property in which the Corporation may make investments.
3.Indemnification and Expense Advancement. To the fullest extent permitted by the TBOC, the Corporation shall indemnify each Identified Person against any claim that such Identified Person is liable to the Corporation, any subsidiary, or their respective shareholders for breach of any fiduciary duty solely by reason of such Identified Person's participation in any business or investment permitted under this Part E or by reason of such Identified Person's pursuit, acquisition, direction, or transfer of any Covered Opportunity. To the fullest extent permitted by the TBOC, the Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this Part E.
4.Non-Retroactivity of Amendment. Neither any amendment nor repeal of this Part E, nor the adoption of any provision of this Certificate of Formation inconsistent with this Part E, shall eliminate or reduce the effect of this Part E in respect of any matter occurring, or any action or proceeding accruing or arising, or that, but for this Part E, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.
5.Certain Definitions. For purposes of this Part E:
“Identified Person” means (i) any director, officer, board observer, or board attendee of the Corporation or any of its subsidiaries, whether or not such person is also an employee of the Corporation or any of its subsidiaries, (ii) SBG and each of its Affiliates (as entities), or (iii) OpenAI and each of its Affiliates (as entities).
“Covered Opportunity” means any matter, transaction, or other opportunity or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into the possession of, any Identified Person, regardless of whether such Identified Person is also an employee of the Corporation or any of its subsidiaries, unless such opportunity is expressly offered in writing to such Identified Person solely in such Identified Person's capacity as a director or officer of the Corporation.
ARTICLE IX
A.Forum Selection. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and consented to, the exclusive forum and dispute resolution provisions contained in Article XI of the Bylaws of the Corporation.
B.JURY TRIAL WAIVER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE CORPORATION, EACH DIRECTOR AND OFFICER, AND ANY

PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING OR HOLDING ANY INTEREST IN SHARES OF STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVED ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, CROSS CLAIM OR COUNTERCLAIM ASSERTING AN “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AS IT PRESENTLY EXISTS OR MAY HEREAFTER BE AMENDED, ANY OTHER LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, CROSS CLAIM OR COUNTERCLAIM WITHIN THE SCOPE OF THE FORUM SELECTION PROVISIONS OF ARTICLE XI OF THE BYLAWS OF THE CORPORATION.
C.Third-Party Beneficiaries. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering of securities giving rise to any claim subject to this Article IX, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
D.Severability. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE X
A.The Corporation reserves the right to amend or repeal this Certificate of Formation in the manner now or hereafter prescribed by statute and this Certificate of Formation, and all rights conferred upon shareholders herein are granted subject to this reservation.
B.Notwithstanding anything contained in this Certificate of Formation to the contrary, but subject to paragraph C of this Article X, in addition to any vote required by applicable law, the following provisions in this Certificate of Formation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B and Part D of Article IV, Part E of Article VIII, Article IX, and provisions of this Certificate of Formation relating to (i) the structure, number, term, removal and filling of vacancies with respect to the Board, (ii) advance notice to be given for director nominations, (iii) calling of special shareholder meetings, (iv) cumulative voting, (v) shareholder action by written consent, (vi) the ability to amend the Bylaws, (vii) corporate opportunities, including the provision entitled Corporate Opportunities, (viii) the restrictions on transfers set forth in Part G of Article IV and other anti-takeover provisions, (ix) the elimination of liability of directors and officers to the extent permitted by Texas law, (x) director and officer indemnification, (xi) exclusive forum and waiver of jury trial, and (xii) any provision relating to the amendment of the foregoing, including this Article X.

C.In addition to any other vote required by applicable law or this Certificate of Formation, and notwithstanding any other provision of this Certificate of Formation to the contrary, for so long as any shares of Class N Common Stock remain outstanding, the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Class N Common Stock, voting separately as a class, shall be required to amend, alter, change, adopt or repeal (including by merger, consolidation, reclassification or otherwise by operation of law) any provision of this Certificate of Formation relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class N Common Stock, or this paragraph C.
D.If any provision or provisions of this Certificate of Formation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Formation (including, without limitation, each portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Formation (including, without limitation, each such portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
The undersigned affirms that the person designated as registered agent in this Amended and Restated Certificate of Formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute this filing instrument.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Co-Chief Executive Officer as of this [] day of [], 2026.

By:
Name: Rich Hossfeld, Co-Chief Executive Officer